CHINA NEW ENERGY GROUP COMPANY
CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES D CONVERTIBLE PREFERRED STOCK

The undersigned, Yang Kan Chong, does hereby certify that:

1.           He is the Chief Executive Officer and Chairman of the Board of Directors of CHINA NEW ENERGY GROUP COMPANY, a Delaware corporation (the “Company”).

2.           The Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”), of which (i) 5,500,000 shares are designated as Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”) and 2,098,917  shares of such Series A Preferred Stock are  issued and outstanding, (ii) 2,000,000 shares are designated as Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”) and 1,116,388  shares of such Series B Preferred Stock are  issued and outstanding, and (ii) 25 shares are designated as Series C Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”) and all shares of such Series C Preferred Stock are  issued and outstanding.

3.           The following resolutions were duly adopted by the Board of Directors of the Company (the “Board of Directors”):

WHEREAS, the Certificate of Incorporation of the Company provides for a class of its authorized stock known as Preferred Stock, comprised of 10,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of four (4)shares of the Preferred Stock, which the Company has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Series C and Series D Convertible Preferred Stock Securities Purchase Agreement by and between the Company, China Hand Fund, I, LLC, a Delaware limited liability company (as amended, modified or supplemented from time to time in accordance with its terms, a copy of which is on file at the principal offices of the Company, the “Purchase Agreement”) For the purposes hereof, the following terms shall have the following meanings:

“Acquisition End Date” shall have the meaning set forth in Section 6(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person's immediate family; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner.  For purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Board of Directors” means the Board of the Directors of the Company.

“Certificate” means this Certificate of Designations of Preferences, Rights and Limitations of Series D Convertible Preferred Stock of China New Energy Group Company, as amended from time to time.

“Commission” means the Securities and Exchange Commission of the United States of America.

“Common Stock” means the Company’s common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Company” means China New Energy Group Company, a Delaware corporation.

 “Conversion Ratio” shall mean the number of shares of Common Stock issuable upon conversion of one share of Series D Preferred Stock as follows:

A = (B * (.72/.28) - C – D)/4

Where:

    A = total number of common shares into which Series D will be convertible on and after the Acquisition End Date.

    B= 219,605,986

    C = number of shares of Common Stock into which Series C Convertible Preferred Stock may be converted on the Issuance Date plus any shares Common Stock into which shares of Series C Convertible Preferred Stock which may be converted upon conversion of any convertible promissory notes convertible into such stock outstanding on the Issuance Date.

    D = number of shares of Common stock, plus the number of shares of Common stock into which any convertible preferred stock, debt or other convertible securities are convertible, issued to new investors between October 1, 2010 and April 30, 2011, which result in gross proceeds to the Company which do not exceed $54,500,000.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock in accordance with the terms of the Purchase Agreement and this Certificate.

September 14, 2010 “Dadi” means Beijing Century Dadi Gas Engineering Co., Ltd.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” shall have the meaning set forth in Section 2 hereof.

“Issuance Date” means the first date on which the Series D Convertible Preferred Stock is issued.

 “Person” means a corporation, an association, a partnership, a limited liability company, a business association, an individual, a trust, a government or political subdivision thereof or a governmental agency.

“Purchaser” means any purchaser who purchased shares of Series D Preferred Stock pursuant to the Purchase Agreement.

“Registration Rights Agreement(s)” means the Registration Rights Agreement(s), to which the Company and the Purchasers are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series D Preferred Stock” shall have the meaning set forth in Section 2 hereof.

“Subsidiary” shall mean a corporation, limited liability company, partnership, joint venture or other business entity of which the Company owns beneficially or of record more than a majority of the equity interests.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the New York Stock Exchange Amex, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board.

Rank of Series or Classes.  For purposes of this Certificate, any stock of any series or class of the Company shall be deemed to rank:

(a) senior to the shares of Series D Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the Holders;

(b) on a parity with shares of Series D Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of Series D Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the Holders;

(c) junior to shares of Series D Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be, if such class shall be Common Stock or if the Holders shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of such class or classes.

Section 2. Designation and Amount.  The series of Preferred Stock, par value $0.001 per share shall be designated as the Company’s Series D Convertible Preferred Stock (the “Series D Preferred Stock”) and the number of shares so designated shall be two (2) (which shall not be subject to increase without the consent of all of the holders of at least 50% of the then outstanding shares of Series D Preferred Stock (each a “Holder” and collectively, the “Holders”). The Company may issue fractional shares of the Series D Preferred Stock. In the event of the conversion of shares of Series D Preferred Stock into Common Stock, pursuant to Section 6 hereof, or in the event that the Company shall otherwise acquire and cancel any shares of Series D Preferred Stock, the shares of Series D Preferred Stock so converted or otherwise acquired and canceled shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular series by the Board of Directors.  In addition, if the Company shall not issue the maximum number of shares of Series D Preferred Stock, the Company may, from time to time, by resolution of the Board of Directors and the approval of the holders of a majority of the outstanding shares of Series D Preferred Stock (the “Majority Holders”), reduce the number of shares of Series D Preferred Stock authorized, provided, that no such reduction shall reduce the number of authorized shares to a number which is less than the number of shares of Series D Preferred Stock then issued or reserved for issuance.  The number of shares by which the Series D Preferred Stock is reduced shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such stock is once more designated as part of a particular series by the Company’s Board of Directors.  The Board of Directors shall cause to be filed with the Secretary of State of the State of Delaware such certificate as shall be necessary to reflect any reduction in the number of shares constituting the Series D Preferred Stock.

Section 3. Dividends.  The Series D Preferred Stock shall not be entitled to receive dividends.

Section 4. Voting Rights. Except as otherwise provided by law, the holders of the Series D Preferred Stock shall have no voting rights and powers.

Section 5. Liquidation. The shares of Series D Preferred Stock shall have no liquidation preference. No holder of shares of the Series D Preferred Stock shall be entitled to receive any distributions upon liquidation, dissolution or winding-up of the Company.

Section 6. Conversion.

(a)   Automatic Conversion Upon Qualifying Financing. All of the outstanding shares of Series D Preferred Stock shall be automatically converted into the Conversion Shares, and the shares held by each Holder shall convert into a number of Conversion Shares determined by dividing the number of shares held by the total Series D Convertible Preferred Stock outstanding times the Conversion Ratio, immediately after the conversion of all Series C Convertible preferred Stock and upon the latest to occur of: (i) May 31, 2011 or (ii) the date upon which the Company’s completes the acquisition of at least 70% of the equity interests in Beijing Century Dadi Gas Engineering Co., Ltd. (“Dadi”) and/or its Affiliates (the “Acquisition End Date”).

(b)   Mechanics of Conversion

i.    Delivery of Certificate Upon Conversion. Except as otherwise set forth herein, not later than ten (10) Trading Days after the Acquisition End Date (the “Share Delivery Date”), the Company shall deliver to the Holder a certificate or certificates which, after the effective date of the Registration Statement covering the sale of the Conversion Shares of such Holder (the “Effective Date”), shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreements) representing the number of Conversion Shares being acquired upon the conversion of shares of Series D Preferred Stock.  After the Effective Date, the Company shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing Company performing similar functions if the Company’s transfer agent has the ability to deliver shares of Common Stock in such manner.

ii.   Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of Series D Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares.  In the event a Holder shall elect to convert any or all of its Series D Preferred Stock, the Company may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason  unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Series D Preferred Stock shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the Liquidation Value of Series D Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of an injunction precluding the same, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion.  Nothing herein shall limit a Holder’s right to pursue actual damages for the Company’s failure to deliver certificates representing the Conversion Shares upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

iii.  Compensation for “Buy-In on Failure to Timely Deliver Certificates Upon Conversion.  If the Company fails to deliver to the Holder such certificate or certificates by a Share Delivery Date, and if after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series D Preferred Stock with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, the Company shall be required to pay the Holder $1,000 hereunder. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series D Preferred Stock as required pursuant to the terms hereof.

(c)   Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series D Preferred Stock, each as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreements) be issuable upon the conversion of all outstanding shares of Series D Preferred Stock.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.  The Company shall immediately, in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if, at any time, the authorized amount of its Common Stock, remaining unissued shall not be sufficient to permit the conversion of all shares of Series D Preferred Stock.

(d)   Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series D Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share.  The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(e)   No Charge for Conversion; Transfer Taxes.  The issuance of certificates for shares of Common Stock upon the conversion of shares of Series D Preferred Stock shall be made without charge to the converting Holders for such certificates. The issuance of certificates for shares of the Common Stock on conversion of the Series D Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series D Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(f)    Absolute Obligation.  Except as expressly provided herein, no provision of this Certificate shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Series D Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

Section 7.    Reserved.

Section 8.    Miscellaneous.

(a)   Transfer Restriction.   The Series D Preferred Stock is not transferable except as between Affiliates and as between China Hand Fund I, LLC, a limited liability company organized and existing under the laws of the State of Delaware and Vicis Master Fund (“Vicis”), which shall not be deemed Affiliate to China Hand based solely on this Section 8(a).  Vicis may also transfer shares of Series D Preferred Stock to its affiliates.

(b)   Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at its principal address as reflected in its most recent filing with the Commission.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given when received, and any notice by telecopier shall be effective if confirmation of receipt is given by the party to whom the notice is transmitted.

(c)   Lost or Mutilated Preferred Stock Certificate.  If a Holder’s Series D Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series D Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Company.

(d)   Next Trading Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Trading Day, such payment shall be made on the next succeeding Trading Day.

(e)   Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

(f)    Amendment.  This Certificate constitutes an agreement between the Company and the Holders. For as long as any shares of Series D Preferred Stock shall remain outstanding, there terms hereof may be amended, modified, repealed or waived only by the affirmative vote or written consent of holders of a majority of the then outstanding shares of Series D Preferred Stock, voting together as a class and series.

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of September 13, 2010.

/s/ Yang Kan Chong
Name: Yang Kan Chong
Title: Chairman and Chief Executive Officer